Trustees and Shareholders of
Keystone State Tax Free Fund - Series II
Keystone State Tax Free Fund
Evergreen Tax Free Trust

     We consent to the use of our report dated May 2, 1997 incorporated by reference hrein and to the references to our firm under the caption "Financial Highlights" in the prospectus.

                                        /s/ KPMG Peat Marwick LLP
                                            KPMG Peat Marwick LLP

Boston, Massachusetts
July 11, 1997